UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 29, 2005

PROTEIN DESIGN LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 29, 2005, the Board of Directors of Protein Design Labs, Inc. (“PDL”) elected Samuel Broder, M.D., to serve as a Class III member of PDL’s Board of Directors (the “Board”), with a term expiring at the 2007 annual meeting of stockholders, and increased the Board of Directors from seven (7) directors to eight (8) directors.  The Board also elected Dr. Broder to serve as a member of the Compliance Committee and the Scientific Review Committee.  Dr. Broder was elected on the recommendation of the Nominating and Governance Committee.  The press release announcing Dr. Broder’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Dr. Broder is a physician-scientist with special expertise in the relationship between disorders of the immune system and cancer.  He currently is Chief Medical Officer at Celera Genomics and Celera Diagnostics and has been serving in that capacity since 1998.  He has broad responsibilities for medical affairs, including the integration of genomic, biological and medical information.

Dr. Broder received his bachelor’s and medical degrees from the University of Michigan. He is a member of the Institute of Medicine of the U.S. National Academy of Sciences, is the author of more than 300 scholarly papers and holds numerous patents.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release, issued by Protein Design Labs, Inc. on October 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                    October 5, 2005

PROTEIN DESIGN LABS, INC.

By:	/s/ Glen Y. Sato
Glen Y. Sato
Senior Vice President and
Chief Financial Officer